EXHIBIT
                                              10.2

                              SETTLEMENT AGREEMENT



                                        I.          PARTIES

       This Settlement Agreement and Release ("Agreement") is entered into between (1) the United States of America, acting through its Department of Justice and on behalf of the Office of Inspector General of the United States Department of Health and Human Services ("HHS-OIG") (collectively, the "United States")
(2) Staff Builders, Inc., (a Delaware corporation) , Staff Builders, Inc. (a New York corporation) , Staff Builders Services, Inc., Staff Builders International, Inc., Staff Builders Home Health Care Services, Inc., St. Lucie Home Health Agency, Inc., and Tender Loving Care Health Care Services, Inc. (as successor in interest to Staff Builders, Inc.) (these companies are collectively referred to as "Tender Loving Care"), and (3) Robert G. Pina, Jr., and Sheila R. Pina (the "relators"). Collectively, all of the above will be referred to as "the Parties."

                                        11.         PREAMBLE

       As a preamble to this Agreement, the Parties agree to the following:

     A. Tender Loving Care grants franchises to other companies which provide, among other things, home health care services to Medicare recipients. One such former franchise was Campo Care, Inc., located in or near Port St. Lucie, Florida, and during the relevant time period it operated as a management company providing home health care services to Medicare recipients in and near Port St. Lucie, Florida. During the period in or about 1990 to September 1996 Tender Loving Care submitted claims to the Medicare program ("Medicare") , Title XVIII of the Social Security Act, 42 U.S.C. 1395-1395ddd(1997), which included claimed costs of Campo Care, Inc. for providing home health services. In September 1996, Tender Loving Care purchased back the franchise from Campo Care, Inc.

     B. Robert G. Pina, Jr., and Sheila R. Pina are individual residents of Florida. On or about September 23, 1996, the relators filed a qui tam action in a United States District Court entitled United States ex rel. Pina v. Staff Builders, Inc., et al., Civ. No. 96-86664 (S.D. Fla.) ("the Civil Action"). Mrs.
Pina is a former employee of Campo Care, Inc. and a current employee of Tender Loving Care.

     C. Tender Loving Care submitted or caused to be submitted claims for payment to Medicare.

     D. The United States contends that it has certain civil claims against Tender Loving Care under the False Claims Act, 31 U.S.C. 3729-3733, and other federal statutes and/or common law doctrines as specified herein, for engaging in the following conduct as to services provided by Campo Care, Inc. and paid by Medicare during the period between in or about 1990 to September 1996: (1) submitting claims for unallowable costs incurred to pay medical doctors and/or others in exchange for referrals of patients to receive home health care services (i.e. payment of salaries of nurses or others to be stationed in the offices of such medical doctors, expenses for vacations or trips taken by such medical doctors, and other gratuities) ; (2) submitting claims for fictitious or excessive vehicle mileage costs; (3) submitting inflated and false lease costs for equipment and office supplies; (4) submitting claims for unallowable costs for salaries and related expenses of persons not providing home health care services; (5) submitting claims for unallowable costs associated with a tackle and bait shop owned by Mr. Campo that were not incurred in connection with providing medical services; and (6) submitting claims for unallowable costs for improper or excessive bonuses (hereinafter collectively referred to as the "Covered Conduct"). However, the Covered Conduct specifically does not include the allegations regarding Medicaid in the relators' qui tam complaint.

     E. The United States also contends that it has certain administrative claims against Tender Loving Care under the provisions for permissive exclusion from the Medicare, Medicaid and other federal health care programs, 42 U.S.C. 1320a-7(b), and the provisions for civil monetary penalties, 42 U.S.C.
1320a-7, for the Covered Conduct.

     F. Tender Loving Care denies the contentions of the United States, as set forth in Paragraphs D & E above. Tender Loving
Care also denies the allegations in the relators' qui tam complaint.

       G. To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of these claims, the Parties reach a full and final settlement as set forth below.

                             III. TERMS AND CONDITIONS


       NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations set forth below, and for good and valuable consideration as stated herein, the Parties agree as follows:

     1. Tender Loving Care agrees to pay the total sum of one million four hundred thousand dollars ($1,400,000.00) (hereafter the "Settlement Amount"). The payments for the settlement amount shall be made as follows: Tender Loving Care hereby releases, relinquishes, and transfers to the United States all interest in one million four hundred thousand dollars ($1,400,000.00) of suspended Medicare payments held by United Government Services, LLC, its Medicare fiscal intermediary, which have been withheld from payment to Tender Loving Care pursuant to the notice of suspension dated May 5, 1999. Upon execution of this Agreement, the suspended payments will be applied to satisfy Tender Loving Care's payment obligations under this Agreement, and any excess withholdings will be remitted to Tender Loving Care in accordance with 42 1C. F. R. 405.372 (e)

        2.                        Tender Loving Care further agrees that:

          a. The payment obligations described in Paragraph 1 of this Agreement shall be binding upon all of the entities collectively referenced above as Tender Loving Care; and

          b. This Agreement, and the obligations imposed herein, shall be binding upon all successors, transferees, heirs and assigns of Tender Loving Care (except that with respect to the Corporate Integrity Agreement (CIA) with HHS-OIG, attached as Exhibit A, the CIA is subject to any limitations contained in the CIA as to successors, transferees, heirs and assigns of Tender Loving Care).

     3. Subject to the exceptions in Paragraphs 6 & 8 below, in consideration of the obligations of Tender Loving Care set forth in this Agreement, and subject to Paragraph 18 below (regarding bankruptcy), the United States, on behalf of itself, its officers, agents, agencies and departments, hereby releases for the Covered Conduct Tender Loving Care and its present or former directors, officers and employees (subject to the limitations in paragraph 6 below) from any civil or administrative monetary claims that the United States has or may have under the False
Claims Act, 31 U.S.C.  3729-3733, the Program Fraud Civil
Remedies Act, 31 U.S.C.  3801-3812, the Civil Monetary
Penalties Law, 42 U.S.C. S 1320a-7a, or the common law theories of payment by mistake, unjust enrichment, and fraud.

     4. In consideration of the obligations of Tender Loving Care set forth in this Agreement, and subject to Paragraph 18 below (regarding bankruptcy), the HHS-OIG agrees to release and refrain from instituting, directing or maintaining any administrative claim or any action seeking exclusion from the Medicare, Medicaid or other Federal health care programs (as, defined in 42 U.S.C. 1320a-7b(f)) against Tender Loving Care and its present or former directors, officers and employees under 42 U.S.C. 1320a-7a (Civil Monetary Penalties Law), or 42 U.S.C. 132Oa-7(b) (permissive exclusion), for the Covered Conduct, except as reserved in Paragraph 6 herein, and as reserved in this Paragraph. The HHS-OIG expressly reserves all rights to comply with any statutory obligations to exclude Tender Loving Care from the Medicare, Medicaid and other Federal health care programs under 42 U.S.C. 1320a-7(a)(mandatory exclusion) based upon the Covered Conduct. Nothing in this Paragraph precludes the HHS-OIG from taking action against entities or persons, or for conduct and practices, for which civil claims have been reserved in Paragraph 6, below.

     5. The United States agrees to pay the relators, jointly, $252,000 as their share of the proceeds of the Civil Action, pursuant to 31 U.S.C. 3730(d)(1). Upon receipt of payment, the relators, and their attorneys, agree to release the United
States, its officers, agents, and employees, from any liability related to the filing of the Civil Action, including any claims arising under 31 U.S.C. 3730(c) (5), (d), and (d) (1) ; and relators agree to release Tender Loving Care and its present and former directors, officers, and employees from any liability relating to all causes of action raised or could have been raised in the Civil Action. This Agreement does not resolve claims the relators may have against Tender Loving Care for attorneys' fees, costs, and other reasonable expenses, pursuant to 31 U.S.C. 3730(d), which shall be separately negotiated between the relators and Tender Loving Care. In addition, the relators, and their attorneys, agree that this settlement is fair, adequate and reasonable, and that they will not challenge the settlement or this Agreement pursuant to 31 U.S.C. S 3730(d).

     6. Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of this Agreement as to any entity or person (including each of the Tender Loving Care entities described herein) are any and all of the following:

               (1) Any civil, criminal or administrative claims arising under Title 26, United States Code (Internal Revenue
Code);

               (2) Any criminal liability;

               (3) Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs;

               (4) Any liability to the United States (or its agencies) for any conduct not described in the Covered Conduct;

               (5) Any Medicaid claims;

               (6) Any claims based upon such obligations as are created by this Agreement;

               (7) Any express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services, provided by Tender Loving Care;
and/or

               (8) Any civil or administrative claims against individuals, including present or former directors, officers, or employees of Tender Loving Care who have been or at any time in the future (a) receive target letters from a criminal prosecutor,
(b) are criminally indicted or charged, (c) are convicted of a crime, or (d) enter into a criminal plea agreement, related in any manner to the Covered Conduct.

     7. Tender Loving Care has entered into a Corporate Integrity Agreement (CIA) with HHS-OIG, attached as Exhibit A, which is incorporated into this Agreement by reference. Tender Loving Care will upon execution of this Agreement begin to implement its obligations under the CIA.


     8. Tender Loving Care has provided sworn financial disclosure statements ("Financial Statements") to the United States and the United States has relied on the accuracy and completeness of those Financial Statements in reaching this Agreement. Tender Loving Care warrants that the Financial Statements were thorough, accurate, and complete in all material respects at the time they were provided and that there has been no material change which has been undisclosed in writing to the Civil Division, Department of Justice in the financial condition of Tender Loving Care as of the date of this Agreement. Tender Loving Care further warrants that it does not own or have a material interest in any assets which have not been disclosed in the Financial Statements or subsequent written disclosures to the Civil Division, and that Tender Loving Care has made no material misrepresentations on, or in connection with, the Financial Statements. In the event the United States learns of asset(s) in which Tender Loving Care had a material interest at the time of this Agreement which were not disclosed in the Financial Statements or subsequent written disclosures to the Civil Division, Department of Justice, or in the event the United States learns of a material misrepresentation by Tender Loving Care, on, or in connection with, the Financial Statements, and in the event such non-disclosure or misrepresentation changes the estimated net worth of Tender Loving Care set forth on the Financial Statements by one hundred thousand dollars ($100,000.00) or more, the United States may at its option: (1) rescind this Agreement and file suit or reinstate its suit upon the underlying claims described above; or (2) let the Agreement stand and collect the full Settlement Amount plus one hundred percent (100%) of the value of the net worth of Tender Loving Care previously undisclosed up to two million dollars ($2,000,000). Tender Loving Care agrees not to contest any collection action undertaken by the United States pursuant to this provision, except as to the issues of whether there had been such a non-disclosure or misrepresentation by Tender Loving Care.

     9. In the event that the United States, pursuant to paragraph 8, above, opts to rescind this Agreement, Tender Loving Care expressly agrees not to plead, argue or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel or similar theories, to any civil or administrative claims which (1) are filed by the United States within 60 calendar days of written notification to Tender Loving Care that this Agreement has been rescinded, and (2) relate to the Covered Conduct, except to the extent these defenses were available on or before September 23, 1996.

     10. Tender Loving Care waives and will not assert any defenses that it may have to any legal proceeding (i.e., criminal prosecution or administrative actions) relating to the Covered

Conduct, which defenses may be based in whole or in part on the Double Jeopardy or Excessive Fines Clause of the Constitution or the holding or principles set forth in United States v. Halper, 490 U.S. 435 (1989), and Austin v. United States, 509 U.S. 602 (1997),
and agrees that this Settlement is not punitive in nature or effect for purposes of such legal proceeding. Nothing in this paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue Laws, Title 26 of the United States Code.

     11. Tender Loving Care fully and finally releases the United States, its agencies, employees, servants, and agents from any claims (including attorneys fees, costs, and expenses of every kind and however denominated) which Tender Loving Care has asserted, could have asserted, or may assert in the future against the United States, its agencies, employees, servants, and agents, related to the Covered Conduct and the United States, investigation and prosecution thereof.

     12. Although the United States does not believe that Tender Loving Care is entitled to any award of restitution, the Parties agree that should Tender Loving Care be awarded any compensation or payment in any criminal proceeding for being an alleged victim of fraud or misconduct by Mr. Jack Campo, Campo Care, Inc. or others convicted of crimes relating to the Covered Conduct, Tender Loving Care shall not accept such funds but shall direct that such funds be paid to the United States in accordance with instructions by the United States Attorney's Office.

     13. The Settlement Amount that Tender Loving Care must pay pursuant to this Agreement will not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare carrier or intermediary, any payer for other
Federal health care programs or any State payer, related to the Covered Conduct; and Tender Loving Care agrees not to resubmit to any Medicare carrier or intermediary, any payer for others
Federal health care programs, or any State payer any previously denied claims related to the Covered Conduct, and agrees not to appeal any such denials of claims.

     14. Tender Loving Care agrees that all costs (as defined in the Federal Acquisition Regulations ("FAR") S 31.205-47 and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. 1395-1395ggg (1997) and 1396-1396v (1997), and the regulations promulgated thereunder) incurred by or on behalf of Tender Loving Care and its present or former directors, officers, employees, shareholders, and agents in connection with: (1) the matters covered by this Agreement, (2) the Government's audit(s) and civil and any criminal investigation(s) of the matters covered by this Agreement, (3) Tender Loving Care's investigation, defense, and corrective actions undertaken in response to the Government's audit(s) and civil and any criminal investigation(s) in connection with the matters covered by this Agreement (including attorney's fees), (4) the negotiation of this Agreement and the CIA, (5) the payments made pursuant to this Agreement (and attorneys (i) fees paid to the relators or their counsel), and
(6) the obligations under the CIA to (i) perform Review
Procedures as described in the CIA (except to the extent that such Review Procedures are performed by Tender Loving Care), and
(ii) prepare and submit reports to the HHS-OIG, are unallowable costs on Government contracts and under the Medicare program, Medicaid program, or any other Federal health care program (hereafter, "unallowable costs"). These unallowable costs will be separately determined and accounted for in a non-reimbursable cost center by Tender Loving Care, and Tender Loving Care will not charge such unallowable costs directly or indirectly to any contracts with the United States or any state Medicaid program, or seek payment for such unallowable costs through any cost report, cost statement, information statement or payment request submitted by Tender Loving Care or any of its affiliates or subsidiaries to the Medicare, Medicaid, any other Federa1 health care programs.

       Tender Loving Care further agrees that within sixty (60) days of the effective date of this Agreement, it will identify to applicable Medicare and Tricare fiscal intermediaries, carriers and/or contractors, and Medicaid or other Federal health care program fiscal agents, any unallowable costs (as defined in this paragraph) included in payments previously sought f rom the United States, or any State Medicaid Program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Tender Loving Care, or any of their affiliates or subsidiaries, and will request, and agree, that such cost reports, cost statements, information reports or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the unallowable costs. Tender Loving Care agrees that the United States will be entitled to recoup from Tender Loving Care any overpayment as a result of the inclusion of such unallowable costs on previously-submitted cost reports, information reports, cost statements or requests for payment. Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice, and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Tender Loving Care or any of its affiliates or subsidiaries on the effect of inclusion of unallowable costs (as defined in this paragraph) on Tender Loving Care or any of its affiliates or subsidiaries, cost reports, cost statements or information reports. Nothing in this Agreement shall constitute a waiver of the rights of the United States to examine or reexamine the unallowable costs described in this Paragraph.

     15. Tender Loving Care covenants to cooperate fully and truthfully with the United States, investigation of individuals and entities not specifically released in this Agreement, for the Covered Conduct. Upon reasonable notice, Tender Loving Care will make reasonable efforts to facilitate access to, and encourage the cooperation of, its present or former directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals, and will furnish to the United States, upon reasonable request, all non-privileged documents and records in its possession, custody or control relating to the Covered Conduct.

     16. This Agreement is intended to be for the benefit of the Parties only, and by this instrument the Parties do not release any claims against any other person or entity. Any amounts described in this Agreement are not intended to have any effect upon any other claim whatsoever with respect to third Parties, including but not limited to the other named defendants in the related qui tam lawsuit filed by the relators.

     17. Tender Loving Care agrees that it will not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or intermediaries or its parents or sponsors. Tender Loving Care waives any causes of action against these beneficiaries or their parents or sponsors based upon the claims for payment covered by this Agreement.

     18. The Parties expressly warrant that, in evaluating whether to execute this Agreement, the Parties (i) have intended that the mutual promises, covenants and obligations set forth herein constitute a contemporaneous exchange for new value given to Tender Loving Care within the meaning of 11 U.S.C. S 547(c)(1), and (ii) have concluded that these mutual promises, covenants and obligations do, in fact, constitute such a contemporaneous exchange. In the event that Tender Loving Care (which includes any one of the entities defined above to be included in the definition of Tender Loving Care) commences, or a third party commences, within 91 days of the date of this Agreement, any case, proceeding, or other action (a) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have any order for relief of Tender Loving Care's debts, or seeking to adjudicate Tender Loving Care as bankrupt or insolvent, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for Tender Loving Care or for all or any substantial part of Tender Loving Care's assets, Tender Loving Care agrees as follows:

          a. Tender Loving Care's obligations under this Agreement may not be avoided pursuant to 11 U.S.C. Section 547, and Tender Loving Care will not argue or otherwise take the position in any such case, proceeding or action that: Tender Loving Care's obligations under this Agreement may be avoided under 11 U.S.C. Section 547; (ii) Tender Loving Care was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the United States hereunder; or (iii) the mutual promises, covenants and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to Tender Loving Care.

          b. In the event that Tender Loving Care's obligations hereunder are avoided for any reason, including, but not limited to, through the exercise of a trustee's avoidance powers under the Bankruptcy Code, the United States, at its sole option, may rescind the releases in this Agreement, and bring any civil and/or administrative claim, action or proceeding against Tender
Loving Care for the claims that would otherwise be covered by the releases provided for in this Agreement. If the United States chooses to do so, Tender Loving Care agrees that any such claims, actions or proceedings brought by the United States (including any proceedings to exclude Tender Loving Care from participation in Medicare, Medicaid, or other Federal health care programs) are not subject to an "automatic stay" pursuant to 11 U.S.C. Section
362(a) as a result of the action, case or proceeding described in the first clause of this Paragraph, and that Tender Loving Care will not argue or otherwise contend that the United States, claims, actions or proceedings are subject to an automatic stay;
(ii) that Tender Loving Care will not plead, argue or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel or similar theories, to any such civil or administrative claims, actions or proceeding which are brought by the United States within 60 calendar days of written notification to Tender Loving Care that the releases herein have been rescinded pursuant to this Paragraph, except to the extent such defenses were available on or before September 23, 1996; and
(iii) will not contest that the United States has a valid claim against Tender Loving Care in the amount of $3 million, and the United States may pursue its claim, inter alia, in the case, action or proceeding referenced in the first clause of this Paragraph, as well as in any other case, action, or proceeding.

               c. Tender Loving Care acknowledges that its agreements in this Paragraph are provided in exchange for valuable consideration provided in this Agreement.

        19. Unless otherwise agreed to in writing between or among any of the Parties, each Party to this Agreement will bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.


     20. Tender Loving Care and the relators represent that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

     21. This Agreement is governed by the laws of the United States. The Parties agree that, except for matters arising under the CIA, the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement will be the United States District Court for the Southern District of Florida, where the Civil Action was filed. Any issue arising under the CIA will be handled in accordance with the Disputes Resolution provision of the CIA.

        22. Promptly after this Agreement is executed, the United States shall file a notice with the district court that the United States is partially intervening in the Civil Action only with respect to Staff Builders, Inc. and Staff Builders Home Health Care, Inc. relating to Medicare allegations, and that the United States, relators and defendants Tender Loving Care have entered into a Settlement Agreement with said two defendants. The notice of dismissal will state that the court retains jurisdiction of this case for the purpose of enforcing the terms of the Settlement Agreement. The notice of dismissal also shall state that all of the relators' claims and causes of action are hereby dismissed with prejudice as to defendants Staff Builders, Inc. and Staff Builders Home Health Care, Inc., and that the Covered Conduct against these two named defendants is dismissed with prejudice as to the United States. Any claims of the United States or the State of Florida regarding Medicaid will be dismissed without prejudice as to the United States and the State of Florida. The Parties agree that the court will retain jurisdiction regarding enforcement of this Agreement.

     23. This Settlement Agreement and the CIA that is incorporated herein by reference constitute the complete agreement between the Parties that involves the United States or any of its agencies. This Agreement may not be amended except by written consent of the Parties, except that only Tender Loving Care and HHS-OIG must agree in writing to modification of the CIA, as specified in the CIA.

     24. The undersigned individuals signing this Agreement on behalf of Tender Loving Care and the relators represent and warrant that they are authorized by those Parties to execute this Agreement. The undersigned United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement.

        25. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same agreement.

       26. This Agreement is effective on the date of signature of the last signatory to the Agreement.




THE UNITED STATES-OF AMERICA

DAVID W. OGDEN
Acting Assistant Attorney General

GUY A. LEWIS
United States Attorney
Southern District of Florida

Dated: 8/30/00                                     By: /s/ Laurie E. Rucoba
                                                   LAURIE E. RUCOBA
                                                   Assistant United States
Attorney
                                                   500 East Broward Boulevard
                                                   Suite 700
                                                   Ft. Lauderdale, Florida 33394
                                                   Bar No. A5500052
                                                   Telephone: (954) 356-7314
                                                   X3613
                                                   Facsimile: (954) 356-7190


Dated: 8/30/00                                     By: /s/ Joel D. Hesch
                                                   JOEL D. HESCH
                                                   Trial Attorney
                                                   Commercial Litigation Branch
                                                   Civil Division
                                                   U. S. Department of Justice

Dated: 8/24/00                                     By: /s/ Lewis Morris
                                                   LEWIS MORRIS
                                                   Assistant Inspector General
                                                   for Legal Affairs
                                                   Office of Counsel to the
                                                   Inspector General
                                                   Office of Inspector General
                                                   U.S. Department of Health and
                                                   Human Services

        THE RELATORS Robert G. Pina. Jr., and Sheila R. -Pina


/s/ Gary Roberts                                   Dated: 8/21/00
GARY ROBERTS, Esq.
Counsel for Mr. and Mrs. Pina

                         Tender Loving Care (COLLECTIVELY)

/s/ Frederick Robinson
FREDERICK ROBINSON, ESQ.
Fulbright & Jaworski, L.L.P.
Dated: August 25, 2000

  Counsel for Staff Builders, Inc. (a New York corporation), Staff Builders Services, Inc., Staff Builders International, Inc., Staff Builders Rome Health Care Services, Inc., St. Lucie Home Health Agency, Inc., and Tender Loving Care Health Care Services, Inc.

TOTAL P.02

Tender Loving Care/Staff Builders, Inc. (a New York corporation)

/s/ Dale R. Clift                                  Dated: 8/21/oo
DALE R. CLIFT
President and Chief Operating Officer
Tender Loving Care/Staff Builders, Inc. (a New York corporation)

               Staff Builders, Inc. (a Delaware corporation)

/s/ Stephen Savitsky                                       Dated: 8/21/00
STEPHEN SAVITSKY Chief Executive Officer
Staff Builders, Inc. (a Delaware corporation)

On behalf of Staff Builders, Inc. (a Delaware corporation)